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                                                                      EXHIBIT 12



                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                              Three Months Ended
                                                   March 31,                               Year Ended December 31,
                                            ----------------------    ------------------------------------------------------------
                                               2002         2001         2001        2000         1999         1998        1997
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------

Interest Expense                            $  16,900    $  25,100    $  84,700    $ 100,300    $  55,200    $ 101,900   $  90,400

Capitalized Interest                               --          375        1,462        3,946           --           --          --

Estimated Interest Portion of
    Rent Expense                                3,750        4,574       13,369       15,614       13,948       12,352      10,864
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------

Fixed Charges                               $  20,650    $  30,049    $  99,531    $ 119,860    $  69,148    $ 114,252   $ 101,264
                                            =========    =========    =========    =========    =========    =========   =========

Income From Continuing
    Operations Before Income Taxes          $  71,500    $  86,800    $ 316,400    $ 549,900    $ 518,600    $ 523,600   $ 483,200

Add:  Fixed Charges                            20,650       29,674       98,069      115,914       69,148      114,252     101,264

Less: Equity in (Earnings)/Losses
      of Less Than 50% Owned
      Companies                                  (346)        (702)      (2,922)      (3,367)      (1,069)         595        (320)
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------

Earnings Before Fixed Charges               $  91,804    $ 115,772    $ 411,547    $ 662,447    $ 586,679    $ 638,447   $ 584,144
                                            =========    =========    =========    =========    =========    =========   =========

Ratio of Earnings to Fixed Charges               4.4x         3.9x         4.1x         5.5x         8.5x         5.6x        5.8x
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